FORM 10-C

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

Report by issuer of securities quoted on The Nasdaq Stock Market (SM), filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and Rule 13a-17 or 15d-17 thereunder.

EXACT NAME OF ISSUER AS SPECIFIED IN CHARTER:   GENERAL MAGNAPLATE CORPORATION
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ADDRESS OF
PRINCIPAL EXECUTIVE OFFICES:    1331 U.S. Route 1, Linden, New Jersey 07036
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ISSUER'S TELEPHONE NUMBER (INCLUDING AREA CODE):           908-862-6200
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I. Change in Number of Shares Outstanding

Indicate any change (increase or decrease) of five percent or more in the number of shares outstanding:

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1. Title of security:          GENERAL MAGNAPLATE CORPORATION
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2. Number of shares outstanding before the change:         2,634,797
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3. Number of shares outstanding after the change:          2,477,797
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4. Effective date of change:             2/28/97
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5. Method of change:     5.96% decrease in shares outstanding
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Specify  method  (such as merger,  acquisition,  exchange,  distribution,  stock split, reverse split, acquisition of stock for treasury, etc.):

           Acquisitions of stock - retired and canceled from treasury.
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Give brief description of transaction:        Purchased stock through broker.
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3/3/97         /s/Candida Aversenti          President
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Date           Officer's Signature and Title